Exhibit 4.6

THIRD AMENDMENT AGREEMENT TO THE TECHNICAL ASSISTANCE AND TRANSFER OF TECHNOLOGY AGREEMENT

THIRD AMENDMENT AGREEMENT (THIS "AGREEMENT") TO THE TECHNICAL ASSISTANCE AND TECHNOLOGY TRANSFER AGREEMENT (HEREINAFTER THE "TECHNICAL ASSISTANCE AGREEMENT") DATED JUNE 14, 2000, ENTERED INTO BY AND BETWEEN GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. (HEREINAFTER REFERRED TO AS THE "HOLDING COMPANY" OR "GRUPO AEROPORTUARIO"), SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V. (HEREINAFTER REFERRED TO AS THE "SERVICE COMPANY") AEROPUERTO DE ACAPULCO, S.A. DE C.V., AEROPUERTO DE CHIHUAHUA, S.A. DE C.V., AEROPUERTO DE CIUDAD JUÁREZ, S.A. DE C.V., AEROPUERTO DE CULIACÁN, S.A. DE C.V., AEROPUERTO DE DURANGO, S.A. DE C.V., AEROPUERTO DE MAZATLÁN, S.A. DE C.V., AEROPUERTO DE MAZATLÁN, S.A. DE C.V., AEROPUERTO DE MONTERREY, S.A. DE C.V., AEROPUERTO DE REYNOSA, S.A. DE C.V., AEROPUERTO DE TAMPICO, S.A. DE C.V., AEROPUERTO DE TORREÓN, S.A. DE C.V., AEROPUERTO DE SAN LUIS POTOSÍ, S.A. DE C.V., AEROPUERTO DE ZACATECAS, S.A. DE C.V., AND AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V. (HEREINAFTER JOINTLY REFERRED TO AS THE "LICENSEE COMPANIES") ON THE ONE HAND, AND SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V. (HEREINAFTER REFERRED TO AS THE "STRATEGIC PARTNER"), ON THE OTHER, PURSUANT TO THE FOLLOWING BACKGROUND, REPRESENTATIONS AND CLAUSES.

BACKGROUND

I.On May 13, 2015, and effective as of June 15, 2015, the Second Amendment Agreement to the Technical Assistance Agreement (the "Second Amendment Agreement") was executed, according to which the rights and obligations of the Strategic Partner were established, concerning its participation in the Administration of the Assigned Airports and of Grupo Aeroportuario, as a whole, through the provision of Technical Assistance and Transfer of Technical Information and Technical Know-How by the Strategic Partner for the Administration of the Assigned Airports.

REPRESENTATIONS

I.The Holding Company represents, through its legal agent, that:

a.

It is a corporation duly established under Mexican law, as evidenced by public deed number 44,355, dated May 28, 1998, executed before Mr. Emiliano Zubiria Maqueo, Notary Public No. 25 of the Federal District, registered on June 25, 1998, in the Public Registry of Commerce for the Federal District, under commercial control number 238749.

b.	It acknowledges having executed the Second Amendment Agreement.

c.	By entering this Agreement, it does not contravene or breach (i) any law, regulation, or legal provision, or (ii) its bylaws or any covenant or agreement to which it is a party.
d.	As of this date, its legal agent has enough capacity to enter into this Agreement on its own behalf, and such authority has not been amended, revoked, or limited in any way.
II.	The Service Company and each of the Licensee Companies represents, through its legal agent, that:

a.Each of them is a corporation duly established under Mexican law,

b.It acknowledges having executed the Second Amendment Agreement.

c.	By entering this Agreement, neither of them contravenes or breaches (i) any law, regulation, or legal provision, or (ii) its bylaws or any covenant or agreement to which it is a party.
d.	As of this date, its legal agent has enough capacity to enter into this Agreement on its own behalf, and such authority has not been amended, revoked, or limited in any way.

III.The Strategic Partner represents, through its legal agent, that:

a.It is a corporation duly established under Mexican law.

b.It acknowledges having executed the Second Amendment Agreement.

c.	By entering this Agreement, it does not contravene or breach (i) any law, regulation, or legal provision, or (ii) its bylaws or any covenant or agreement to which it is a party.
d.	As of this date, its legal agent has enough capacity to enter into this Agreement on its own behalf, and such authority has not been amended, revoked, or limited in any way.

Based on the preceding statements, the parties hereto agree pursuant to the following:

CLAUSES

FIRST. Definitions. The following terms in capital letters and not otherwise defined herein shall have the meanings attributed to them in the Second Amendment Agreement, as amended in its entirety by Clause Two and Exhibit A of this Agreement.

SECOND. Amendment. The Holding Company, the Service Company, each of the Licensee Companies, and the Strategic Partner, hereby agree to amend the Second Amendment Agreement entirely to be drafted as defined in Exhibit A of this Agreement.

THIRD. No Novation. The execution of this Agreement does not constitute (i) novation of the parties' obligations under the Second Amendment Agreement, or (ii) payment or release of the obligations under the Technical Assistance Agreement.

FOURTH. Notices. Any notices, requests, and other communications to any party of this Agreement shall be made pursuant to Section 15.1 of the Technical Assistance Agreement, as amended entirely in terms of Exhibit A hereto, to the addresses set forth in such section.

FIFTH. Dispute Resolution and Applicable Law. The provisions of Clause 13 and Clause 15.7 of the Technical Assistance Agreement, as amended in full in terms of Exhibit A hereto, shall be applicable to this Agreement, and are hereby deemed to be transcribed entirely in this Clause as if they were transcribed ad verbatim.

Space intentionally left blank

(EXECUTION PAGES FOLLOW)

HOLDING COMPANY OR

GRUPO AEROPORTUARIO

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

_____________________________________

Name: Ruffo Pérez Pliego del Castillo

Position: Attorney-in-fact

[Execution page corresponding to the Third Amendment Agreement dated December 14, 2020, to the Technical Assistance and Technology Transfer Agreement dated June 14, 2000, entered into by and between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios Del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V., on the one hand, and Servicios de Tecnología Aeroportuaria, S.A. de C.V., on the other.]

SERVICE COMPANY

SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V.

________________________________

Name: Ruffo Pérez Pliego del Castillo

Position: Attorney-in-fact

[Execution page corresponding to the Third Amendment Agreement dated December 14, 2020, to the Technical Assistance and Technology Transfer Agreement dated June 14, 2000, entered into by and between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios Del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V., on the one hand, and Servicios de Tecnología Aeroportuaria, S.A. de C.V., on the other.]

LICENSEE COMPANIES

AEROPUERTO DE ACAPULCO, S.A. DE C.V.,

AEROPUERTO DE CHIHUAHUA, S.A. DE C.V.,

AEROPUERTO DE CIUDAD JUÁREZ, S.A. DE C.V.,

AEROPUERTO DE CULIACÁN, S.A. DE C.V.,

AEROPUERTO DE DURANGO, S.A. DE C.V.,

AEROPUERTO DE MAZATLÁN, S.A. DE C.V.,

AEROPUERTO DE MONTERREY, S.A. DE C.V.,

AEROPUERTO DE REYNOSA, S.A. DE C.V.,

AEROPUERTO DE TAMPICO, S.A. DE C.V.,

AEROPUERTO DE TORREÓN, S.A. DE C.V.,

AEROPUERTO DE SAN LUIS POTOSÍ, S.A. DE C.V.,

AEROPUERTO DE ZACATECAS, S.A. DE C.V.; Y

AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V.

_____________________________________

Name: Ruffo Pérez Pliego del Castillo

Position: Attorney-in-fact

[Execution page corresponding to the Third Amendment Agreement dated December 14, 2020, to the Technical Assistance and Technology Transfer Agreement dated June 14, 2000, entered into by and between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios Del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V., on the one hand, and Servicios de Tecnología Aeroportuaria, S.A. de C.V., on the other.]

STRATEGIC PARTNER

SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.

_____________________________________

Name: Ricardo Maldonado Yañez

Position: Attorney-in-fact

_____________________________________

Name: José Bernardo Casas Godoy

Position: Attorney-in-fact

[Execution page corresponding to the Third Amendment Agreement dated December 14, 2020, to the Technical Assistance and Technology Transfer Agreement dated June 14, 2000, entered into by and between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios Del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V., on the one hand, and Servicios de Tecnología Aeroportuaria, S.A. de C.V., on the other.]

EXHIBIT “A”

TECHNICAL ASSISTANCE AND TRANSFER OF TECHNOLOGY AGREEMENT (THE “AGREEMENT”), DATED JUNE 14, 2000, AMENDED AND REEXPRESSED ON DECEMBER 14, 2020 (HEREINAFTER THE “TECHNICAL ASSISTANCE AGREEMENT”), ENTERED INTO BY AND BETWEEN: GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. (“HOLDING COMPANY”), SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V. (“SERVICE COMPANY”), AEROPUERTO DE ACAPULCO, S.A. DE C.V., AEROPUERTO DE CHIHUAHUA, S.A. DE C.V., AEROPUERTO DE CIUDAD JUÁREZ, S.A. DE C.V., AEROPUERTO DE CULIACÁN, S.A. DE C.V., AEROPUERTO DE DURANGO, S.A. DE C.V., AEROPUERTO DE MAZATLÁN, S.A. DE C.V., AEROPUERTO DE MONTERREY, S.A. DE C.V., AEROPUERTO DE REYNOSA, S.A. DE C.V., AEROPUERTO DE TAMPICO, S.A. DE C.V., AEROPUERTO DE TORREÓN, S.A. DE C.V., AEROPUERTO DE SAN LUIS POTOSÍ, S.A. DE C.V., AEROPUERTO DE ZACATECAS, S.A. DE C.V., AND AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V. (JOINTLY, “LICENSEE COMPANIES”); AND AS THE OTHER PARTY, SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V. (“STRATEGIC PARTNER”) PURSUANT TO THE FOLLOWING BACKGROUND, REPRESENTATIONS, AND CLAUSES:

BACKGROUND

I.On May 13, 2015, and effective as of June 15, 2015, the Second Amended Agreement to the Technical Assistance Agreement (the "Second Amended Agreement") was executed, providing the rights and obligations of the Strategic Partner concerning its participation in the Administration of the Assigned Airports and the Grupo Aeroportuario by delivering Technical Assistance and Transfer of Technical Information and Technical Know-How.

II.On December 14, 2020, the Second Amended Agreement to the Service Agreement entered into between the Strategic Partner and ADPM was executed, providing delivery and certain Services by ADPM to the Strategic Partner and establish the terms and conditions to provide to the Strategic Partner such Technical Assistance and Transfer of Technical Information and Know-How.

D E F I N I T I O N S

The terms set forth below shall have the meaning attributed thereto as follows:

Management of Assigned Airports	Has the meaning set forth in Section 2.2.1 of this Agreement.

Technical Assistance

Means training and assistance to manage the Assigned Airports provided by the Strategic Partner in favor of the Holding Company; the Service Company and Licensee Companies for the proper operation, management, and planning of the Assigned Airports, according to the requirements established in Annex 1 of this Agreement.

Non-compliance Notice	Means any notice that, according to Section 12.2, the Service Company shall deliver to the Strategic Partner upon occurrence of an Event of Default.
Notice of Included Provision of Services	Means any notice that the Strategic Partner shall deliver to the Service Company regarding Consulting Services' provision.
Termination Notice

Means any notice that the Service Company can deliver to the strategic partner due to an Event of Default by the strategic partner under this Agreement, and by virtue of which this Agreement is terminated.

Non-compliance	Has the meaning set forth in Section 12.
Audit Committee	Means Holding Company’s Audit Committee.
Corporate Practices Committee	Means the Corporate Practices Committee of the Holding Company.
Technical Know-How

Means any technical Know-How, protected inventions with or without a patent, trade secrets, procedures, studies, methods or experience and information related to airport, commercial and Supplementary services rendering, as well as management of companies, on which the Strategic Partner has authority and that are required to carry out a proper operation, management, planning, and if applicable, the construction or extension of the Assigned Airports, in order to implement solutions (development and adaptation of management and operation procedures, preparation of guides and staff training in any aspect related to the operation, management and planning of Assigned Airports), including:

•

policies, strategies and business plans;

•

operation systems;

•

financial control systems;

•

commercial and Marketing systems;

•

development of Non-aeronautical activities;

•

follow-up control systems of commitments established in the concession Certificates of Licensee Companies;

● accounting, statistical and organizational systems;

•

strategic planning;

•

financial projections;

•

air traffic forecast (including air cargo);

•

required investment projections;

• preparation and development of the Development Master Program; • training; • quality control; • computer systems; • safety procedures; and • financing strategies.
Agreement	Means this Technical Assistance and Transfer of Technology Agreement.
Management Services Agreement

Means the Management Services Agreement executed on June 14, 2000 between the Service Company and the Licensee Companies, whereunder the Service Company agreed to provide management services to the Licensee Companies; which is attached hereto as Annex 3.

Force Majeure	Has the meaning set forth in Section 14 hereof.
Technical Information

Means (i) All information in any form that ADPM has developed and used in the operation and development of the airports located in the cities mentioned in Annex 4 of this Agreement, by its own, through its subsidiaries and affiliates or through third parties, over which has the right to use and disposition; and (ii) any improvement to the information referred in subsection (i) above. The Technical information shall be any information required to comply with the provisions of Annex 1 of this Agreement.

Improvements	Has the meaning set forth in Section 4.3 of this Agreement.
Annual Business Plan

Means the plan that shall be adopted during the last 4 (four) months of each year for each Assigned Airport for its duly operation during the following year, which shall be consistent with the strategic vision of the business and with the current Development Master Program, which include: (i) the marketing plans, financial arrangements, investments and capital expenditures, and activities for the corresponding Assigned Airport for such year; (ii) a budget with sufficient detail of the estimated income of the corresponding

Assigned Airport and the expenses and investments to be made with the implementation of the Development Master Program; and (iii) a financial management plan, including all agreements for debt financing.

Development Master Program	Has the meaning set forth in article 38 of the Airports Law.
SCT or Ministry	Means the Ministry of Communications and Transport.

Additional Services	Has the meaning set forth in Section 2.6.
Emergency Services	Has the meaning set forth in Section 2.8.
Consulting Services	Means the services referred in Section 2.2.1 of this Agreement.
Assigned Airport Services	Means the services referred in article 48 of the Airports Law that each Licensee Company shall provide by itself or through third parties to each of the Assigned Airports.
Required Included Services	Consulting Services that the Holding Company or the Service Company requires from the Strategic Partner pursuant to an Included Services Request.
Included Services Request

Means the request that Grupo Aeroportuario, through the agent of the Holding Company´s Committee empowered according to the bylaws of such Holding Company delivers to the Strategic Partner regarding the performance of Consulting Services.

EBITDA

Means earnings before interest, tax, depreciation, and amortization of the Holding Company on a consolidated basis with the Licensee Companies and the corporations that deliver payroll services to the Assigned Airports, before and without considering the compensation to be paid to the Strategic Partner in terms of this Agreement.

REPRESENTATIONS

I.The Holding Company, the Service Company and the Licensee Companies represent through their respective legal agents that:

I.2 Such parties are willing to enter into this Agreement in ordeer that the Strategic Partner engages in the Administration of the Assigned Airports by providing Technical Assistance, Technical Information and Technical Know-How, to improve their operation and increase productivity.

II. The Strategic Partner represents, through its legal agent that:

II.2 It has enough legal, technical, administrative and financial capacity to perform the Advisory and Technical Assistance services and to provide any Technical Information and Know-How subject matter of this Agreement, and that it is willing to enter into this Agreement for a consideration.

Based on the foregoing representations, the parties to this Agreement agree pursuant to the following:

CLAUSES

1.   Purpose of this Agreement.

1.1  The purpose of this Agreement is to establish the Strategic Partner´s rights and obligations with respect to their interest in the Holding Company management, through the provision of Technical Assistance and Transfer of Technical Information and Technical Know-How from the Strategic Partner in favor of the Holding Company, and from the Holding Company to the Assigned Airports.

1.2  DPM are joint obligors with the Strategic Partner’s obligations referred in Sections 2.2, 2.3, 3.2, 4.2, 4.3, 9.1 and 9.3.

2.    Included Services.

The Strategic Partner shall provide the following services to the Holding Company as a whole and to each of the Licensee Companies:

2.1Participation in the Administration. The Strategic Partner shall assign to the Holding Company, based on the provisions of the Bylaws of the Holding Company and the Mexican Securities Market Law, individuals with the profile mentioned below, which shall to be an integral part of the management of such Holding Company, provided that such individuals will be retined by the Service Company as its own employees, once any previous labor relationship is terminated (in the understanding that the Service Company may exempt the Strategic Partner from this last requirement, as long as such exemption does not contravene the Bylaws of the Holding Company and the Mexican Securities Market Law). For purposes of the foregoing, the members of the Board of Directors of the Holding Company appointed by the Strategic Partner shall have the right to (i) propose to the Board of Directors of the Holding Company the name or names of the candidates to be appointed as Chief Executive Officer, (ii) propose removal of the Chief Executive Officer of the Holding Company, (iii) appoint and remove half of the persons who will hold the positions within the first level of administration reporting to the Chief Executive Officer, according to the administrative organization chart attached to this Agreement as Annex 2 or based in any new administrative organization chart that in the future may be approved by the majority vote of the Board of Directors of the Holding Company. The officers proposed or appointed, as the case may be, by the directors appointed by the Strategic Partner must have the following profile, in the understanding that the Holding Company, represented by the agent of the the Holding Company´s Committee having authority therefor according to the bylaws of the Holding Company, may waive any of such conditions, as long as such waiver shall not contravene the Bylaws of the Holding Company and the Mexican Securities Market Law:

2.1.1 Chief Executive Officer:

(i) Management experience. At least 5 (five) years of experience in a managing position of companies engaged in the operation of commercial activities;

(ii) Language. Spanish and English fluent;

(iii) Education. Professional education which enables him/her to efficiently perform the subject matter position;

(iv) That he/she does not fall within any of the assumptions set forth in Article 22 of the Airport Law; and

(v) No conflict of interest. That he/she does not have any business relationship as a supplier of services for, or work at, or have assets in Grupo Aeroportuario or any other company of the Mexican Airport System, either directly or through any Related Person, nor is he/she a member of the Board of Directors or other intermediation body of any Person that has a conflict of interest.

2.1.2 First Level Position of Employee in charge of the Operations and Commercial Area.

(i) Airport manangement experience. At least 3 (three) years of experience in a position comparable to that of operations and commercial real estate development, as well as administrative capacity and experience duly evidenced;

(ii) Language. Spanish and English fluent;

(iii) Education. Technical qualifications required for the efficient performance of the position;

(iv) That he/she does not fall within any of the assumptions set forth in Article 22 of the Airport Law; and

(v) Absence of conflicts of interest. That he/she does not have any business relationship as a supplier of services for, or work at, or have assets in Grupo Aeroportuario or any other company of the Mexican Airport System, either directly or through any Related Person, nor is he/she a member of the Board of Directors or other intermediation body of any Person that has a conflict of interest.

2.1.3 First Level Position of Employee in charge of the Finance and   Administration Area:

(i) Airport manangement experience. At least 5 (five) years of experience in a finance management position and capacity in accounting or business administration duly evidenced;

(ii) Language. Spanish and English fluent;

(iii) Education. Professional education which enables him/her to efficiently perform the subject matter position;

(iv) That he/she does not fall within any of the assumptions set forth in Article 22 of the Airport Law; and

(v) Absence of conflicts of interest. That he/she does not have any business relationship as a supplier of services for, or work at, or have assets in Grupo Aeroportuario or any other company of the Mexican Airport System, either directly or through any Related Person, nor is he/she a member of the Board of Directors or other intermediation body of any Person that has a conflict of interest.

2.1.4 First Level Position of Employee in charge of the Infrastructure and Maintenance Area:

(i) Airport manangement experience. At least 3 (three) years of experience in an infrastructure maintenance and development position and knowledge of project management;

(ii) Language. Spanish and English fluent;

(iii) Education. Professional education which enables him/her to efficiently perform the subject matter position;

(iv) That he/she does not fall within any of the assumptions set forth in Article 22 of the Airport Law; and

(v) Absence of conflicts of interest. That he/she does not have any business relationship as a supplier of services for, or work at, or have assets in Grupo Aeroportuario or any other company of the Mexican Airport System, either directly or through any Related Person, nor is he/she a member of the Board of Directors or other intermediation body of any Person that has a conflict of interest.

The positions described above may be comingled in a single position or person in accordance with the organization chart included as Annex 2.

For purposes of the conditions mentioned in Sections 2.1.1 to 2.1.4 above, the employment relationship between the designated officers and the Strategic Partner shall not be considered a conflict of interest.

2.2    Technical Assistance and Transfer of Technology.

2.2.1   General Operation Services. The Holding Company and the Service Company, are required to supervise, direct and control the operations of the Assigned Airports, as well as the management, maintenance and promotion of services provided to each of the Assigned Airports, whether by itself or by third parties (“Management of Assigned Airports”), and the Strategic Partner agrees to provide required Technical Assistance and Technical Information to the Holding Company or the Service Company to carry out such activity in terms of this Agreement in favor of the Assigned Airports.

The Consulting Services that shall be provided to comply with Annex 1 are the Included Consulting Services, as well as any other service required and provided by the Strategic Partner to the Assigned Airports pursuant to the provisions of Section 2.6, which shall be subject to the following:

2.2.1.1    Consulting Services. The Strategic Partner shall provide the Holding Company the Included Consulting Services as follows:

(i)    consulting and assistance in order that the Assigned Airports are managed and operated pursuant with the Technical Know-How.

(ii)   consulting and assistance regarding the application of Technical Know-How in Assigned Airports to comply with the applicable legislation, regulations, Official Mexican Standards, and any other requirements of the competent authorities in the United States of Mexico; and

(iii)   consulting and assistance regarding the adaptation of the Technical Know-How in each of the Assigned Airports.

2.2.1.2    Included Consulting Services. The Included Consulting Services consist of providing consulting and assistance services regarding the operational methods and systems that are part of the Technical Know-How, developed to implement, make more efficient or improve the following provisions, which shall be provided by the Strategic Partner pursuant the implementation program of the requirements established in Annex 1:

(i)      Air traffic forecast;

(ii)     Improvements in operational capacity;

(iii)    Safety;

(iv)    Environmental issues;

(v)     Planning and technical services;

(vi)   Fees: The Strategic Partner shall provide the Service Company the Information and Technical Assistance required to implement its strategy for the application of fees for the provision of each Airport Services offered to each of the Assigned Airports, including the applicable fees for supplementary and commercial service providers in each Assigned Airport; and such information must be consistent with those practices followed at international airports of the kind referred in the Concession Certificates of the Licensee Companies.

(vii)   Control systems: The Strategic Partner shall provide to the Service Company the Technical Information and Technical Assistance required to establish accounting, finance, management, and operation control systems required to carry out the Management of Assigned Airports, which shall be consistent with the one used at international airports of the kind referred in the concession certificates of the Licensee Companies. If applicable, the Strategic Partner, upon Grupo Aeroportuario’s request, through the agent that for such purpose appointed the Holding Company’s Committee which is authorized according to the bylaws of the Holding Company, shall grant Grupo Aeroportuario any licenses or sublicenses of its own at no additional cost with respect to the software required to use such systems, considering the technology transferred, and in the event such software would not be able to be acquired from a different supplier than the Strategic Partner or a Related Party thereto; or the Strategic Partner shall develop an ad-hoc software for the Service Company. If the software licenses mentioned above are available in the market or there are two or more different suppliers besides the Strategic Partner or Related Parties thereto, such licenses shall be considered as Additional Services.

In addition, the Strategic Partner agrees to deliver Grupo Aeroportuario, through the Service Company, any improvement, change or development of the Technical Information provided.

(viii)Maintenance: The Strategic Partner shall provide the Service Company, maintenance, and operation guides, to improve the management of the Assigned Airports. In addition, the Strategic Partner shall provide Grupo Aeroportuario with advisory and Technical Assistance required to carry out such maintenance and comply with the obligations provided in the Concession Certificates of the Licensee Companies for the exploitation, management, operation, and if applicable, the construction of Assigned Airports. Such Technical Assistance shall be provided by duly trained staff in the matters required.

(ix) Guides: The Strategic Partner shall provide to the Service Company, the Technical Assistance and Technical Information required for the elaboration of manuals for operation, maintenance, safety, internal surveillance, among others.

(x)    Working policies: The Strategic Partner shall provide to the Service Company, the Technical Information required to adopt policies in connection with personnel hiring and staff performance applicable to Grupo Aeroportuario according to the standards used at international airports of the kind referred in the Concession Certificates. Such policies include at least, objective criteria regarding the selection, supervision, training, compensation, discipline rules, and delegation of authorities from trusted staff and union personnel required to carry out the management of the Assigned Airports.

(xi)   Training: The Strategic Partner shall provide Assistance and Technical Information required, by itself or through third parties verified and authorized by the Holding Companiy´s Committee which is authorized according to the bylaws of it for the elaboration and implementation of training programs, including budgets, content design of training courses, selection of instructors, and effective monitoring. Notwithstanding the above, at any time during the term of this Agreement, Grupo Aeroportuario may request the Strategic Partner, carry out the training of Grupo Aeroportuario’s employees, to transmit the Technical Know-How required to manage the Assigned Airports pursuant the standards of international airports of the kind referred in the Concession Certificates.

Such training shall be carried out in the facilities of the airports where the referred employees work, or, if applicable, in the facilities designated by the Strategic Partner.

(xii)   Development Master Program: The Strategic Partner agrees to provide the Technical Assistance required and provide the training required to the staff of the Service Company for the elaboration of the Development Master Program. For the elaboration of the above Development Master Program, the Strategic Partner shall provide the Technical Information and technical evaluations, financial forecast, and other economic information as may be necessary.

(xiii)	(Intentionally Cancelled).

(xiv)   Goods and Insurance: The Strategic Partner shall provide the Technical Know-How, Assistance and Technical Information required regarding the management of properties, goods granted by concession and expansion projects, rehabilitation and remodeling as well as the information about risk management, insurance, audit performances, and review of the management of the Assigned Airports; and

(xv)   Management Services Agreement: The Strategic Partner knows the terms of the Management Services Agreement executed by the Service Company and each of the Licensee Companies. The Strategic Partner agrees to provide Technical Assistance required to comply with the obligations of the Service Company contained in such Management Services Agreement, upon Grupo Aeroportuario´s request, through the agent appointed by the Holding Company´s Committee empowered for such purposes according to the provisions of the Holding Company´s bylaws.

2.2.1.3    Excluded Services. The Strategic Partner and Related Parties agree to be subject to the following participation rules in the provision of the following Services to the Assigned Airports:

(i)    Aeronautical Services. They may not participate in the provision of Airport Services;

(ii)    Supplementary Services. They may participate, but in no case may compete with the Holding Company or the Licensee Companies in the provision of such Services;

(iii)   Commercial Services. They can participate through a tender, but in no case may provide Commercial Services on the same line of business that the Holding Company or the Licensee Companies are providing in a particular Assigned Airport; and

(iv)   Construction and Supply. The Strategic Partner may only participate in construction activities or the provision to Assigned Airports when the corresponding contracts are awarded through a bidding process, in which there are at least three (3) bidding contractors (“Third Parties”), in addition to the Strategic Partner or Related Parties, as the case may be. In such case, the corresponding Strategic Partner´s Committee appointed pursuant to the bylaws shall carry out the supervision and auditing of the constructions through an independent supervision company that has international recognition. If in the bidding process carried out, the Strategic Partner is in similar circumstances for a price, quality, and opportunity, the contract shall be assigned to the Strategic Partner. The Corporate Practices Committee pursuant to the bylaws shall establish the rules for the bidding process.

2.3 Provision of Technical Assistance Services. The Strategic Partner shall perform all necessary action so that Management of the Assigned Airports complies with the quality, safety, opportunity, and pricing standards provided in each of the Concession Certificates and for such purposes:

2.3.1 Technical Assistance in the facilities of Assigned Airports. The Strategic Partner upon the Holding Company’s request, shall appoint trained persons for the provision of services referred in Section 2.2.1.2 above, through the agent appointed by the Holding Company´s Committee empowered under the provisions of the Holding Company´s bylaws, in the corresponding airport facilities or in the Assigned Airports designated by the Service Company, with the purpose of providing Technical Assistance requested pursuant this Agreement. The number of staff available, characteristics, and responsibilities shall be determined by mutual consent by the parties and, in the absence of mutual consent, the Strategic Partner shall freely decide and become responsible for any incident or accident originated by the Management of the Assigned Airports, when such incidents or accidents arise from failure or omissions of staff assigned to the requested Technical Assistance.

2.3.2 Visits to the Strategic Partner Facilities. In addition to the training obligations established in Section 2.2.1.2 above, Grupo Aeroportuario shall have the right at its own cost that any of its officers visit and check the airport facilities where Airport Services are provided to receive training. Such visits are for the term and at the time that Grupo Aeroportuario and the Strategic Partner agree, case by case.

2.4 Technical Information and Technical Know- How. According to the working program that the Strategic Partner and Grupo Aeroportuario agree through the agent appointed by the Holding Company´s Committee empowered under the provisions of the Holding Company´s bylaws, that the Strategic Partner shall provide Grupo Aeroportuario all Technical Information and all Technical Know-How required for the operation of the Assigned Airports. For such purpose, the Strategic Partner shall deliver the Service Company, prior a confidentiality agreement executed with Grupo Aeroportuario, copies of any drawing or industrial design, descriptions, manuals of operations, quality control guides, and any other documents that cover Technical Information and Technical Know-How. Likewise, the Strategic Partner agrees to update such information as soon as it becomes modified or improved.

2.5 Request for the Provision of Included Consulting Services. The Strategic Partner is required to provide Included Consulting Services without Grupo Aeroportuario request. Notwithstanding the above, Grupo Aeroportuario may require the Strategic Partner the provision of any specific service provided in Section 2.2.1.2, by delivering to the Strategic Partner a services request (the “Included Services Request”) specifying in reasonable detail, the nature and amount of Included Consulting Services required (the “Included Services Required”), the time and place in which the corresponding Assigned Airport requires the Included Consulting Services. Additionally, if the Strategic Partner does not provide any of the services referred in Section 2.2.1.2 above, Grupo Aeroportuario may deliver an Included Services Request for the Strategic Partner to provide the services mentioned in such Request.

2.5.1 Provision of Included Consulting Services. The Strategic Partner shall provide the Included Consulting Services pursuant to the terms and conditions specified in the Included Services Request submitted pursuant to the terms of this Agreement, consequently within the following 5 (five) business days after the Strategic Partner receives the Included Services Request from Grupo Aeroportuario, and the Strategic Partner shall deliver Grupo Aeroportuario a notice (the “Notice for the Provision of Included Services”) specifying that the Strategic Partner agrees to provide the Included Services Required pursuant the Included Services Request.

2.6 Additional Services. If any of the Assigned Airports require Consulting Services that are not of an identical nature or are replaceable from the Included Consulting Services (the “Additional Services”), the Corporate Practices Committee shall call the Strategic Partner and third parties to a contest for the provision of Additional Services, for which shall specify in reasonable detail, the nature and amount of Additional Services required in time and place where the Assigned Airport requires the Additional Services.

The Corporate Practices Committee shall award the provision of Additional Services to the company that offers the best conditions for a price, quality, and opportunity for Grupo Aeroportuario.

The participation of the Strategic Partner, and Related Parties in the provision of services other than the services in the Assigned Airports, construction contracting, and acquisitions in favor of Licensee Companies shall be always subject to the bidding process of the corresponding agreemet pursuant to the terms established by the Corporate Practices Committee.

2.7     Consulting Services Based on an Expert Decision. In case of uncertainty regarding the fact that a service is of an identical nature or replaceable with any of the Consulting Services, such uncertainty shall be solved by an expert in the subject matter appointed by the parties.

2.8     Emergency Services. If at any of the Assigned Airports there is an emergency event, Grupo Aeroportuario may require the Strategic Partner to provide any of the Consulting Services or Additional Services within a term less than 15 (fifteen) calendar days (the “Emergency Services”), and such term may be extended in situations that require it. In any case, the cost of such Emergency Services shall be established between the parties and will not require the previous bidding process referred in Section 2.6 above.

 2.9 Reports. The Strategic Partner agrees to provide Grupo Aeroportuario, through the Service Company, a monthly report regarding Consulting Services' provision during such a month.

2.10     Operation Parameters. The provision of services referred to in this Agreement shall seek that each airport annually complies with the operational parameters established in the

Concession Certificates by the number of operations performed, the number of passengers and the number of commercial premises.

3.      Representations and Guarantees.

3.1     Representations of the Strategic Partner. The Strategic Partner represents and agrees:

3.1.1       It has the right to use the Technical Know-How during the term of this Agreement to provide the Consulting Services.

3.1.2      It has not entered, and will not enter into, any agreement during the term of this Agreement that restricts the right to use the Technical Know-How for purposes of providing the Consulting Services; and

3.1.3      It knows the Management Services Agreement's content executed by and between the Service Company and the Licensee Companies for the operation of the Assigned Airports and shall comply with its obligations for the provision of Services thereunder.

3.2     Guarantees of the Strategic Partner. The Strategic Partner represents and agrees with Grupo Aeroportuario that:

3.2.1       The Consulting Services shall be adequately and efficiently provided pursuant with the recognized international practices and with a standard of care and consistent diligence with its operations for the corresponding airports, in order for the Assigned Airports to be duly operated;

3.2.2       Pursuant to the provisions of Section 2.2.1.2 (xv), shall provide to the Service Company, the Consulting Services required in order that such company complies with its obligations established in the Management Services Agreement.

3.2.3       The Consulting Services shall be provided in a manner consistent with all applicable laws and regulations, safety procedures, and environmental protection regulations, as well as in compliance with the obligations of the Licensee Companies provided in the Concession Certificates of the Licensee Companies and the respective Development Master Programs; and

3.2.4       Shall provide to the Assigned Airports personnel having enough capacity and experience to comply with the Strategic Partner’s obligations hereunder.

3.3   Representation and Guarantees of the Service Company. The Service Company and the Licensee Companies represent and guarantee that:

3.3.1       They will use and implement Technical Assistance, Technical Information and Technical Know-How provided by the Strategic Partner according to this Agreement, only to operate and manage the Assigned Airports properly and efficiently according to the recognized international practices, in a manner consistent with all applicable laws and regulations, safety procedures and environmental protection regulations, as well as in compliance with the obligations of the Licensee Companies provided in their corresponding Concessions Certificates. In the event that any Assigned Airport is operated according to the consulting services received from the Strategic Partner, for purposes of this Section 3.3.1, such operation and management shall be considered, in the absence of a notice from the Strategic Partner providing otherwise, consistent with the applicable laws and regulations, airport safety procedures, and environmental protection regulations;

3.3.2       They shall take any action reasonably required to ensure that its obligations and the obligations of the Service Company and those of the Licensee Companies mentioned in the paragraph above are complied with;

3.3.3       They have sufficient financial resources to comply with the obligations referred in the two preceding paragraphs; and

4.3.4       They shall provide the Strategic Partner with the information required for it to provide Consulting Services and determine the requirements of the Assigned Airports concerning the Consulting Services, including without limitation, the details of the forecast in connection with the number of passengers, budget planning, use of facilities, management, and handling of financial information; and if such information becomes available in electronic format, shall provide electronic access to the Strategic Partner.

4.      Information License and Technical Know-How.

4.1Strategic Partner’s Exclusive Agreement. Except for the provisions of Section 2, and as long as the Strategic Partner holds, directly or indirectly an individual interest in the Holding Company’s Series BB shares representing 7.65% (seven point sixty-five percent) of the capital stock of the Holding Company´s, the Service Company, neither directly or indirectly, shall hire any person other than the Strategic Partner holds, directly or indirectly, to provide similar services or services replaceable with the Included Consulting Services regarding the Management of Assigned Airports without the previous written consent of the Holding Company.

 4.2    Information and Technical Know-How Information. The Strategic Partner grants the Service Company an exclusive license in the United States of Mexico to use the Technical Information and Technical Know-How regarding the Management of Assigned Airports during the term of this Agreement. Notwithstanding the above, the Strategic Partner may also grant a license to use all or any portion of the Technical Information and/or the Technical

Know-How. Notwithstanding the foregoing, the Strategic Partner may also grant a license to use all or any portion of the Technical Information and/or the Technical Know-How in favor of any subsidiaries within Mexican territory as long as the Service Company confers authorization therefor. At the termination of this Agreement, The Strategic Partner shall grant the Service Company an indefinite non-exclusive license regarding the Technical Information and Technical Know-How that had been provided by the Strategic Partner during the term of this Agreement.

4.3  Improvements.

4.3.1       The Strategic Partner shall inform the Service Company, as soon as possible, but no later than 10 (ten) days of any Improvement made regarding the Technical information and Technical Know-How, including any products, inventions, procedures, systems or equipment, used for the purposes hereof, which shall become part of the license granted pursuant the Section 4.2 of this Agreement.

4.3.2       If the Service Company, Licensee Companies or any of its employees, officers or agents perform an improvement to the Technical Information and/or Technical Know-How, the Service Company shall grant the Strategic Partner a free, indefinite, and exclusive license to use and grant licenses over the same, such Improvements as a part of the Technical Information or Technical Know-How.

4.3.3  The Service Company shall immediately inform The Strategic Partner about any significant improvement to the Technical Information and/or Technical Know-How that the Service Company or any of the Licensee Companies may develop. For purposes of this section, “Improvements”, means any idea, invention or modification to the Technical Know-How and Technical Information used by Grupo Aeroportuario.

4.3.4       The Service Company may not sell or offer for sale, use in public or disclose to the public any of the improvements referred in this section to persons other than the Licensee Companies or companies owned by Grupo Aeroportuario, or that the latter has the control of, during the term of this Agreement and without the previous written consent of the Strategic Partner. After the termination of this Agreement, the Service Company may use the Improvements in any way consistent with the license that the Strategic Partner grants pursuant Section 4.2.

5.      Term.

5.1Term of the Agreement. This Agreement shall be in effect as of December 14, 2020, and shall continue in force until December 31, 2021, with automatic renewals as of January 1, 2022, for 1 (one) year periods, unless Grupo Aeroportuario, the Service Company and Licensee Companies, acting jointly, or the Strategic Partner provides termination notice to the other party with at least 90 (ninety) days to the scheduled termination date.

In connection with the above paragraph, automatic renewal shall only operate as long as the Strategic Partner holds an individual interest in BB Series shares representing at least 7.65% (seven point sixty-five percent) of the capital stock of the Holding Company.

6. Economic Terms.

Grupo Aeroportuario agrees to pay the Strategic Partner as compensation for the provisions of its services established in Section 2 above.

6.1   Expenses Reimbursement. Within 30 (thirty) calendar days following the Strategic Partner’s delivery of its directly incurred expenses report to the Service Company for the provision of Consulting Services, the Service Company shall pay the Strategic Partner according to the following:

6.1.1 Travel and accommodation expenses. Reasonable transportation and hotel costs of the individuals assigned to the provision of Consulting Services, duly evidenced and consistent to the policies established by the Holding Company’s Committee pursuant to its bylaws.

6.1.2 Additional expenses. Any other expenses mutually agreed by the Strategic Partner and the Service Company, pursuant to any Request of Services.

6.2    Considerations. For its obligations referred to in Section 2.2:

6.2.1 Grupo Aeroportuario shall pay an annual consideration equivalent to the amount of 3,766,425.09 (Three million seven hundred sixty-six thousand four hundred twenty five 09/100 US Dollars) until the termination of this Agreement (the amount previously mentioned shall be updated annually according to the US Consumer Price Index).

6.2.2 Notwithstanding the provisions of the Section above,

(i)

During the term of this Agreement and any anual extensión of the initial term thereof, if 3% (three per cent) of EBITDA is greater than the amount mentioned in Section 6.2.1, in addition to the amount corresponding to such Section 6.2.1, Grupo Aeroportuario shall pay the difference resulting from subtracting to the equivalent 3% (three per cent) of EBITDA, the fixed amount according to the section above. EBITDA shall be reflected in Grupo Aeroportuario audited consolidated financial statements that the annual general shareholders’ meeting approves on a yearly basis.

6.3   Payment Method. The Service Company shall pay the Strategic Partner the payments mentioned in Sections 6.1 and 6.2, plus the Value Added Tax, through electronic transfer in immediately available funds to the Strategic Partner’s account as instructed in writing for this purpose:

6.3.1 In connection with the payment referred in Section 6.1 above, the Strategic Partner shall deliver at the end of the provision of any of the Consulting Services for which incurred the expenses referred in such section, an invoice containing a description of services provided and costs incurred. In addition, the Service Company shall pay the corresponding amounts during the following 30 (thirty) days after receiving each invoice.

6.3.2 Concerning the consideration referred in section 6.2, the Service Company shall pay the amount mentioned in such section on a quarterly basis, divided into equal parts in March, June, September, and December, during the 10 (ten) calendar days following the delivery of the corresponding invoice issued by the Strategic Partner.

After the date of the Holding Company’s annual ordinary general shareholders’ meeting that approves its audited consolidated financial statements, in which the EBITDA is shown, the parties hereof shall determine if the Strategic Partner should also receive the consideration established in Section 6.2.2. Suppose EBITDA is greater than the amount mentioned in Section 6.2.1. In that case, the Service Company shall pay the Strategic Partner no later than 15 (fifteen) business days after holding the Holding Company’s Annual Ordinary Shareholders’ Meeting, the difference that corresponds to cover the consideration in terms of subsection (i) of Section 6.2.2.

6.4 Delay in Payment. If the Service Company incurs in default regarding any payment provided in Section 6, it shall pay the Strategic Partner the amount that should have been paid on the maturity date, plus a gross interest on the unpaid amount at a rate equivalent to the daily average of the LIBOR rate for such period times 1.5.

7.      Use of Space. Office and Access. The Licensee Companies shall allow the Strategic Partner use the office space and facilities of each corresponding Assigned Airports that the Strategic Partner reasonably requests for the provision of Consulting Services, provided in this Agreement. In addition, each Licensee Company shall grant the Strategic Partner and the Strategic Partner’s employees and officers unlimited access to all areas of the Assigned Airports; provided that the Strategic Partner shall only take advantage of such access for purposes of providing Consulting Services in terms of this Agreement. The Strategic Partner shall peacefully use the office space and facilities referred to in this section.

8.     Labor Liability Release.

8.1    The parties agree that, for purposes of this Agreement and except for the provisions of Section 2.1 above, the employees providing Consulting Services shall continue to be considered at all time, unless otherwise agreed in writing by the parties, as the Strategic Partner employees or employees of the Strategic Partner’s shareholders or employees of its Related Parties, as the case may be, and at all times they shall not be considered as employees of any of the companies integrated by Grupo Aeroportuario.

9.     Civil Liability.

9.1 The Strategic Partner and the Strategic Partner’s shall be responsible of always preserving in force and pursuant to the applicable law, the patents held for the Technical Know-How subject of this Agreement; and consequently, shall be responsible for any action or proceeding filed against it or Grupo Aeroportuario for using such Technical Know-How.

9.2 The Strategic Partner shall be responsible for all and each of the acts carried out by its employees in the Assigned Airports facilities, provided that the Strategic Partner shall not be responsible for any labor default incurred by any officer as referred to in Section 2.1 above.

9.3 The Strategic Partner shall be responsible for damages caused to third parties and to the Assigned Airports, arising from (i) any use of Technical Information or Technical Know-How and Consulting Services provided to Grupo Aeroportuario in terms of this Agreement that are obsolete or unfit to guarantee the provision of airport services as defined in Article 48 of the Airports Law, for any governmental authority or international agency; or (ii) proven negligence from the Strategic Partner’s employees that provide on site Technical Advice to the Assigned Airports.

10.   Indemnities.

10.1 The Strategic Partner’s Indemnities. The Strategic Partner agrees to indemnify and hold harmless all of the companies integrated by Grupo Aeroportuario, its officers, employees, agents, and subcontractors (indistinctly “Indemnified Party”) from and against any responsibility, damages, loss, penalties, lawsuits, trials, costs, expenses, and any proceeding related to:

10.1.1 Employment Indemnities. Any action or proceeding filed by (i) its employees, and (ii) any labor authority, social security, Infonavit, or tax authority against any Indemnified Party and regarding its employees due to the provision of Consulting Services.

10.1.2 Civil Indemnities. Any infringement for patents, copyright, brand use, or related to any provision established in the Industrial Property Law or any other similar law in another jurisdiction, for the use or benefit of the Technical Information or Technical Know-How transferred by the Strategic Partner in terms of this Agreement. Likewise, the Strategic Partner shall be responsible for any civil liability action filed against an indemnified Party caused by (i) the use of obsolete Technical Information or Technical Know-How considered as unfit to guarantee the safety in airport operations by any governmental authority or international agency; or (ii) negligence of the Strategic Partner in the provision of any of the Consulting Services referred herein; or

10.1.3 The Strategic Partner’s Compliance. The Strategic Partner’s performance hereunder, as well as with any negligent act, omission or intentional act from the Strategic Partner, or non-compliance with any statement or guarantee from the Strategic Partner pursuant to this Agreement.

10.2 The indemnification referred in Section 10.1, includes (i) all payments of cash that an Indemnified Party has to cover due to an order from a judicial or administrative authority; and (ii) any expense for lawyers or agents incurred by the Indemnified Party for any defense from the proceeding or lawsuit filed, as long as they are reasonable and duly evidenced.

10.3 Proceeding. In the event that an Indemnified Party knows of any lawsuit, administrative procedure, verification procedure, or notice regarding any responsibility or obligation corresponding to the Strategic Partner, the Indemnified Party may choose to (i) give an answer to the proceedings initiated against it, for which shall request the Strategic Partner all documents required to establish its defense, or (ii) grant sufficient authority to the Strategic Partner or to its legal representatives, to carry out on its behalf the defense of the legal proceeding initiated against the Indemnified Party.

10.4 Indemnification. Once issued a final decision requiring the Indemnified Party to pay any amount pursuant the Section 10.2, Grupo Aeroportuario shall notify the Strategic Partner, for it to reimburse the corresponding amounts within the 10 (ten) business days following such notice.

11.  Early Termination.

11.1 In the event of any default from the Strategic Partner hereunder Grupo Aeroportuario may terminate this Agreement in advance by means of a written notice sent to the Strategic Partner (“Termination Notice”). Such termination shall become effective in 10 (ten) business days following the reception of the Termination Notice.

If this Agreement terminated by Grupo Aeroportuario without any Event of Default or for causes non-attributable to the Strategic Partner during the term of this Agreement, Grupo Aeroportuario shall pay to the Strategic Partner an amount at current value of (i) the amount that the Strategic Partner would have had received hereunder and when there was not an early termination pursuant Clause 6.2, taking as a basis the average EBITDA during the 3 (three) immediate prior years, plus (ii) the amount that results higher between (x) $200,000 USD (two hundred thousand US dollars) and (y) 16% (sixteen per cent) of the increase that, if appropriate, would have obtained in the EBITDA to November 30 of the year of this Agreement’s termination (if such termination occurs on December of such year) or to November 30 of the previous year in which the termination of this agreement occurs (if such termination occurs an any month from January to November of such year), in each case when the EBITDA is compared with the previous year ending November 30, in both cases the amounts established in subsections (x) and (y) above, multiplied by the factor that results from calculating the time in between June 15, 2015 and the date in which is terminated pursuant to Clause 5. When there is an early termination, all rights and obligations from the parties shall cease, in the understanding that Grupo Aeroportuario shall no have any obligation to return the Technical Information or Technical Know-How received during the term of this Agreement.

11.2  The Strategic Partner’s Obligations. In the event of termination of this Agreement, the Strategic Partner shall:

11.2.1 Vacate any office space or facilities used by the Service Company or Licensee Companies;

11.2.2 Remove all the Strategic Partner’s belongings relevant for the provision of Consulting Services located at the facilities of the Assigned Airports;

11.2.3 Deliver and assign, free of charge, all records or documents held by the Strategic Partner and required by the Service Company for Managing the Assigned Airports, including the Technical Information and Technical Know-How; and

11.2.4 Adopt any measures considered convenient to ensure that the Strategic Partner prevents from considering the Assigned Airports as part of its marketing strategy.

11.3  Grupo Aerportuario Obligations. As a result of any early termination of this Agreement, Grupo Aeroportuario shall stop using any registered brands related with the Technical Information and with the Technical Know-How. In addition, the Service Company shall reimburse the Strategic Partner all pending expenses incurred in the provision of Services and in terms of Section 6.1.

12. Events of Default.

12.1 Events of Default attributable to the Strategic Partner an Event of Default by the Strategic Partner shall have the right to terminate this Agreement pursuant to Section 11. The following are considered Events of Default from the Strategic Partner:

12.1.1 Failure to comply with any of its obligations to provide Consulting Services according to Section 2.1;

12.1.2 Failure to comply with any of its obligations contained in Section 2.2;

12.1.3 Failure to comply with any of its obligations contained in Section 2.10;

12.1.4 Direct or indirect, attributable loss to the Strategic Partner from any patent, copyright or industrial property right over any Technical Know-How transferred in favor of Grupo Aeroportuario and that it is essential to continue with the provision of Consulting Services in the same way they were provided when such loss occurred.

12.1.5 [Intentionally Omitted]

12.1.6  Any non-compliance from the Licensee Companies with its obligations derived from its corresponding Concession Certificates, if such non-compliance derives from the fact that the strategic Partner failed to provide the required Assistance and Technical Information to Grupo Aeroportuario hereunder; and

12.1.7 [Intentionally Omitted]

12.2   Notice of Default. Upon the occurrence of an Event of Default by the Strategic Partner, Grupo Aeroportuario shall deliver a notice (the “Notice of Default”) describing the Event of Default according to the following:

12.2.1 Shall indicate the Section breached of this Agreement;

12.2.2 Shall indicate the actions if any, Grupo Aeroportuario requires from the Strategic Partner to remedy the Event of Default; and

12.2.3 A term of 30 (thirty) days upon receiving the Notice of Default shall be granted to the Strategic Partner to remedy such Event of Default.

Notwithstanding the above, in the event set forth in Section 12.1.6, the Strategic Partner shall have a term of 3 (three) months to remedy the corresponding Event of Default.

12.3 Penalties for Non-Compliance. If the Strategic Partner does not remedy the Event of Default in the form and within the period indicated in the Notice of Default, the Strategic Partner shall lose the right to receive the consideration referred in Section 6.2.1 for the immediate previous year during which the Event of Default occurred as a contractual penalty for the damages caused to Grupo Aeroportuario, for which shall have an obligation to reimburse to the Service Company such amount within the 10 (ten) following calendar days following its request.

12.4 [Intentionally Omitted]

12.5 Grupo Aeroportuario Events of Default. If Grupo Aeroportuario fails to pay the considerations provided in Section 6.2, the Strategic Partner may terminate this Agreement at any time and without any responsibility.

13. Dispute Resolution.

13.1 Arbitration Rules. For the interpretation of this Agreement and to solve any dispute derived therefrom, the Parties expressly and irrevocably agree to submit to the jurisdiction of the Arbitration Court regulated by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce Mexico (“ICC Mexico”); therefore, any dispute arising from or related to this Agreement; and the alleged defaults, termination or validity thereof (“Dispute”), shall be delivered to the other parties through a written request (“Request for Arbitration”) to be solved definitively by arbitration, processed pursuant to the Arbitration Rules of ICC Mexico, except for the special rules established in Section 13 of this Agreement that may amend the Arbitration Rules.

13.2 Arbitral Proceedings. The arbitration procedure shall be carried out and the award issued in Mexico City, United Mexican States, in the Spanish language. Three neutral arbitrators, according to the provisions mentioned below, shall carry out the arbitration procedure. The Strategic Partner shall appoint an arbitrator by mutual agreement and Grupo Aeroportuario shall select another within 15 (fifteen) days following the Arbitration Request, in the understanding that such arbitrators must be of a different nationality than of Grupo Aeroportuario, or the Strategic Partner. The two arbitrators appointed shall appoint by mutual consent the third arbitrator in a term of 15 (fifteen) days following the appointment of the last of the first two arbitrators. The arbitrators shall appoint one arbitrator who will act as President of the Panel within 5 (five) days following the date of their last appointment. If any of the arbitral appointments is not made within the terms established hereby, the ICC Mexico shall perform such appointment upon request of any of the parties. The arbitrators should be able to read, write and speak both English and Spanish and shall be experts in the subject in question. The hearings shall be carried out within 20 (twenty) business days, and the award shall be issued within 60 (sixty) business days, both terms following the appointment of the third arbitrator.

13.3 Specific Performance. In the event of any arbitral procedure according to this Agreement, the parties are authorized to request a competent judge to order specific performance of any obligation that arises from this Agreement, in terms of article 1425 of the Commercial Code as precautionary measures.

13.4 Applicable Laws and Award Enforcement. The arbitrators shall decide the Dispute according to the substantive laws of the United Mexican States. In the event of requiring the enforcement of any award in a different jurisdiction to the United Mexican States, the arbitration agreement and any award hereunder shall be ruled by the United Nations Convention of 1958 regarding the Procedure and Enforcement of Foreign Awards. The written decision of arbitrators, signed by most of them, shall be conclusive and mandatory to the parties. When such award is received, each party shall immediately (i) adopt the action, (ii) perform changes in the conduction of its business or (iii) provide payments or refunds required by the arbitral award. The award may be reviewed and executed before any competent court. Such review shall have the purpose of verifying compliance in the award with the required formalities under the applicable laws.

13.5   Costs Allocation; Award Currency. The party awarded as guilty pursuant this Section 13, shall pay all expenses and costs caused by the arbitration, including any expenses and costs corresponding to the arbitrators and ICC Mexico. Except for the provisions established in the immediately preceding sentence, each of the parties shall cover all expenses and costs incurred by such party in connection with the arbitration proceeding other than those previously mentioned. Any economic award shall be established in United States Dollars and shall be paid in such currency or Mexican currency at the exchange rate prevailing on the payment date, free of any tax or deduction, plus interest thereon calculated as of the non-compliance date or other violation of this Agreement to the date when the award is paid with a just fair interest rate determined by the arbitrators.

13.6  Access to Documents. The non-confidential books and documents of the parties in any arbitration proceeding related to the matters undertaken in the arbitration shall be available to the arbitrator’s examination and to the other parties during the procedure and before the corresponding hearing.

13.7  Successors, Assigns, etc. The arbitral agreement referred in Section 13, shall be binding to successors, assigns, trustees, liquidators or receiver of each party.

14.   Force Majeure.

14.1 Definition of Force Majeure. For purposes of this Agreement, the expression “Force Majeure” means:

14.1.1 Fires, explosions, floods, earthquakes, hurricanes, insurrections, shocks, natural disasters, sabotage, unforeseeable circumstances, war, revolutions, radioactive contamination, toxic or chemical contamination that make impossible the provision of some or all of the services, upon the judgment of a third party appointed by the Strategic Partner and the Service Company, when there is no agreement between the parties; and

14.1.2  Strikes, invasion of the facilities that make impossible the provision of any of the Services, upon the decision of a third party appointed by the Strategic Partner and the Service Company.

14.2    Force Majeure Claim. Suppose the Strategic Partner is completely or partially prevented from complying with its obligations hereunder due to a force majeure event, as soon as acknowledging the event of force majeure. In that case, the Strategic Partner shall deliver a written notice to the Service Company, including:

14.2.1 A description of the Force Majeure event;

14.2.2 A description regarding the obligations whose compliance is affected and as a in consequence thereof describe the services that will be unable to provide;

14.2.3 A description of actions that the Strategic Partner has taken to mitigate such situation, as well as those proposed to remedy them;

14.2.4 A time estimate during which the Strategic Partner will be unable to provide all of the Services and comply fully with its obligations hereunder and because of a Force Majeure event.

14.2.5 An estimate of the costs that Grupo Aeroportuario will incur to remedy the situation and the proposed funding agreements; and

14.2.6 Any other pertinent information related to the event of Force Majeure.

14.3 In the event of Force Majeure pursuant Section 14.1.1, once that the Strategic Partner has delivered the notice mentioned in Section 14.2, shall carry out any action available to order to restore the Services that is unable to provide, in the understanding that if within 3 (three) calendar days following the delivery of such notice, the Strategic Partner does not begin with the information mentioned above, it shall be subject to the provisions of Section 11 of this Agreement.

14.4 In the event of Force Majeure in terms of Section 14.1.2, within the next business day of acknowledging the Force Majeure event and in addition to the provisions of Section14.2 hereof, the Strategic Partner shall submit before the competent judicial or administrative authority, whether federal or local, a written letter requesting the solution of such event, or the corresponding administrative or judicial claim in order for such authority to solve the event to be able to continue to provide the corresponding Services, in the understanding that if within a period of 3 (three) calendar days, the Strategic Partner does not comply with the above, it shall be subject to Section 11 of this Agreement.

14.5  Suspension of the Strategic Partner’s Obligations. Despite any other provision to the contrary contained in this Agreement, the Strategic Partner’s obligations that are different than those provided in this Section 14, should be suspended only and during the time that such obligations are adversely affected by Force Majeure, as long as the Strategic Partner performs all acts required to solve such Force Majeure event.

15.  Miscellaneous.

15.1 Notices. Any notice to be delivered from one party to the other hereunder shall be in writing and delivered by certified mail with return receipt, fax, courier, or delivered personally, and shall be deemed made when the recipient party actually receives it. All notices shall be sent to the following addresses of the parties, in the understanding that the same may be charged through notice given to the parties as described in this section:

To the Strategic Partner:

Avenida Patriotismo No. 201, Piso 7

Colonia San Pedro de los Pinos

Alcaldía Benito Juarez,

03800, Ciudad de México, México

Atención: Director General

 To the Holding Company and/or the Service Company and/or Licensee Companies:

Avenida Patriotismo No. 201, Piso 5

Colonia San Pedro de los Pinos

Alcaldía Benito Juarez,

03800, Ciudad de México, México

Atención: Director General

15.2   Amendments.

No Amendments to this Agreement shall be effective unless each of the parties agrees upon it in writing.

15.3   Confidentiality.

15.3.1  Each party agrees and shall cause its affiliates, board members, officers, employees, agents, and consultants, to agree to maintain in secret and to not disclose or provide to any other person, directly or indirectly, or use in detriment of Grupo Aeroportuario or any of the parties hereof, any verbal or written information, or any additional information concerning this Agreement, or any other confidential information or related to Grupo Aeroportuario, including but not limited to, the Technical Know-How developed by Grupo Aeroportuario or transferred to the latter, any Technical Information, plans, operations or results, and financial statements (collectively, the “Confidential Information”), except to the extent that any use of such Confidential Information is required to submit or obtain any consent or approval required to perform any contemplated transactions hereunder  or except to the extent that providing or using such Confidential Information is required by law or regarding any legal proceeding. Nothing contained herein shall be interpreted as the granting of a license with respect to such Confidential Information to the receiver thereof.

15.3.2  Notwithstanding the above provisions of Section 15.3.1, any party may disclose any information without any restriction and without the obligation of maintaining the information confidential, as long as (i) the disclosure of such information is made by the provision of any applicable law or according the rules or regulations of any stock market law or exchange systems, (ii) such information becomes generally available to the public, by reason other than the result of any disclosure by such party, or (iii) such information had been generally available on a non-confidential basis, prior to its disclosure by any party; provided, however, that if the disclosure of information is performed by statutory or regulatory provisions, the party that is required to disclose such information shall promptly notify the owner of such information regarding such disclosure in order that such party owner of the information, has the opportunity to obtain mandate or judicial order to protect the confidentiality of its data, or an equivalent remedy. Suppose such mandate or order could not be obtained, and the information is to be disclosed. In that case, the party that will disclose the information may do it without responsibility, as long as it identifies beforehand and in writing delivers to the owner of the information subject to disclosure, and performs its best effort to obtain assurances regarding the treatment of such confidential information by the receiver or receivers thereof.

15.3.3  No party shall disclose Confidential Information to any consultant or third party advisor unless that such consultant or third party advisor agrees in writing to be bound by this confidentiality provisions, and each party and its consultants and third party advisors shall be subject to civil liability and economic damages if they contravene the provisions of this Section 15.3.

15.4 Headings. The headings of Sections hereof are only for reference purposes and shall not limit or in any other way affect the meaning of any provision of this Agreement.

15.5 Severability of Provisions. If one or more of the provisions hereunder or their application to any circumstance is declared invalid, illegal, or not enforceable by any competent authority in any aspect or by any reason, the validity, legality, and binding force of such provisions in any other factor and the remaining provisions of this Agreement, shall not be limited or affected in any way. Also, the parties agree to use its best effort to replace such provision that is invalid, illegal, or not enforceable with a valid, legal and enforceable provision, which shall seek to comply in its best degree with the economic and business purposes and other purposes of the invalid or not enforceable provision.

15.6 Successors, Assignees, etc. Except for this Agreement's provisions, the parties shall not transfer or assign the rights and obligations contained hereunder without the previous consent of the Strategic Partner, the Holding Company and the Service Company.

15.7 Applicable Law. This Agreement shall be governed and enforced according to the Mexican Federal Laws and the Laws applicable in Mexico City.

15.8 Applicable Currency. Except for any provision to the contrary expressly stated in this Agreement, all amounts of money, shall be understood as Mexican pesos.

15.9 Counterparts. This Agreement shall be signed in 8 (eight) counterparts, each of which, when signed, shall be considered as an original, but all shall constitute the same agreement.

15.10 Entire Agreement. Except for other matters that are expressly provided, this Agreement replaces all previous agreements between the Parties regarding the subject matter hereof, and the Parties intend that this Agreement becomes the final expression and complete and exclusive statement of their agreement regarding the subject matter hereof.

[Execution Pages Continue]

THE HOLDING COMPANY or

GRUPO AEROPORTUARIO

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

_____________________________________

Nombre: Ruffo Pérez Pliego del Castillo

Cargo: Apoderado

[Execution page for the Technical Assistance and Transfer of Technology Agreement dated June 14, 2000, amended and rexpressed on December 14, 2020 entered into by and between: Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto De Acapulco, S.A. de C.V., Aeropuerto De Chihuahua, S.A. de C.V., Aeropuerto De Durango, S.A. de C.V., Aeropuerto De Mazatlán, S.A. de C.V., Aeropuerto De Monterrey, S.A. de C.V., Aeropuerto De Reynosa, S.A. de C.V., Aeropuerto De Tampico, S.A. de C.V., Aeropuerto De Torreón, S.A. de C.V., Aeropuerto De San Luis Potosí, S.A. de C.V., Aeropuerto De Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo S.A. de C.V. ; and as the other party, Servicios de Tecnología Aeroportuaria S.A. de C.V.]

THE SERVICE COMPANY

SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V.

_____________________________________

Nombre: Ruffo Pérez Pliego del Castillo

Cargo: Apoderado

[Execution page for the Technical Assistance and Transfer of Technology Agreement dated June 14, 2000, amended and rexpressed on December 14, 2020 entered into by and between: Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto De Acapulco, S.A. de C.V., Aeropuerto De Chihuahua, S.A. de C.V., Aeropuerto De Durango, S.A. de C.V., Aeropuerto De Mazatlán, S.A. de C.V., Aeropuerto De Monterrey, S.A. de C.V., Aeropuerto De Reynosa, S.A. de C.V., Aeropuerto De Tampico, S.A. de C.V., Aeropuerto De Torreón, S.A. de C.V., Aeropuerto De San Luis Potosí, S.A. de C.V., Aeropuerto De Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo S.A. de C.V. ; and as the other party, Servicios de Tecnología Aeroportuaria S.A. de C.V.]

THE LICENSEE COMPANIES

AEROPUERTO DE ACAPULCO, S.A. DE C.V.,

AEROPUERTO DE CHIHUAHUA, S.A. DE C.V.,

AEROPUERTO DE DURANGO, S.A. DE C.V.,

AEROPUERTO DE MAZATLÁN, S.A. DE C.V.,

AEROPUERTO DE MONTERREY, S.A. DE C.V.,

AEROPUERTO DE REYNOSA, S.A. DE C.V.,

AEROPUERTO DE TAMPICO, S.A. DE C.V.,

AEROPUERTO DE TORREÓN, S.A. DE C.V.,

AEROPUERTO DE SAN LUIS POTOSÍ, S.A. DE C.V.,

AEROPUERTO DE ZACATECAS, S.A. DE C.V.; Y

AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V.

_____________________________________

Nombre: Ruffo Pérez Pliego del Castillo

Cargo: Apoderado

[Execution page for the Technical Assistance and Transfer of Technology Agreement dated June 14, 2000, amended and rexpressed on December 14, 2020 entered into by and between: Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto De Acapulco, S.A. de C.V., Aeropuerto De Chihuahua, S.A. de C.V., Aeropuerto De Durango, S.A. de C.V., Aeropuerto De Mazatlán, S.A. de C.V., Aeropuerto De Monterrey, S.A. de C.V., Aeropuerto De Reynosa, S.A. de C.V., Aeropuerto De Tampico, S.A. de C.V., Aeropuerto De Torreón, S.A. de C.V., Aeropuerto De San Luis Potosí, S.A. de C.V., Aeropuerto De Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo S.A. de C.V. ; and as the other party, Servicios de Tecnología Aeroportuaria S.A. de C.V.]

THE STRATEGIC PARTNER

SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.

_____________________________________

Nombre: Ricardo Maldonado Yañez

Cargo: Apoderado

_____________________________________

Nombre: José Bernardo Casas Godoy

Cargo: Apoderado

[Execution page for the Technical Assistance and Transfer of Technology Agreement dated June 14, 2000, amended and rexpressed on December 14, 2020 entered into by and between: Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto De Acapulco, S.A. de C.V., Aeropuerto De Chihuahua, S.A. de C.V., Aeropuerto De Durango, S.A. de C.V., Aeropuerto De Mazatlán, S.A. de C.V., Aeropuerto De Monterrey, S.A. de C.V., Aeropuerto De Reynosa, S.A. de C.V., Aeropuerto De Tampico, S.A. de C.V., Aeropuerto De Torreón, S.A. de C.V., Aeropuerto De San Luis Potosí, S.A. de C.V., Aeropuerto De Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo S.A. de C.V. ; and as the other party, Servicios de Tecnología Aeroportuaria S.A. de C.V.]

I, Francisco J. Laguardia, an Expert Translator, certified according to Resolution No. 16-44/2020, dated December 1st 2020 issued by the Judicial Board, that contains the List of Expert Witnesses authorized to assist the Superior Court of Justice in Mexico City, Mexico, effective from March 8, 2021, hereby do certify that the preceding translation is an accurate and correct translation into the English language of its original text in the Spanish language.

Mexico City, March 29, 2021.

/s/ Francisco J. Laguardia

Francisco J. Laguardia

Expert Translator